AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 2000

                                      REGISTRATION NO.  333-45180
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                _________________

                               AMENDMENT NO. 2 TO
                                    FORM S-3


                                 ______________
                                  REGISTRATION
                                    STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             _______________________

                              LIFECELL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                          76-0172936
----------------------------------------               -----------------------
(State  or  other  jurisdiction of incorporation       (I.R.S.Employer ID No.)
or  organization)

                                1 Millennium Way
                              Branchburg, NJ 08876
                                 (908) 947-1100
  -----------------------------------------------------------------------------
   (Address, including zip code,  and telephone number, including area code, of registrant's principal executive offices)

                               Steven T. Sobieski
                              LifeCell Corporation
                                1 Millennium Way
                              Branchburg, NJ 08876
                                 (908) 947-1100
           ----------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                    Copy to:

                              Alan Wovsaniker, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 (973) 597-2500

     Approximate  date  of  proposed  commencement  of  sale  to  public:

     As soon as practicable after this Registration Statement becomes effective.

            _________________________________________________________

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered in connection with dividend or interest reinvestment plans, please check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION DATED OCTOBER 27, 2000


PROSPECTUS

                              LIFECELL CORPORATION
                                2,810,771 SHARES
                                  COMMON STOCK

     The selling stockholders listed on page 21 are offering for resale 2,810,771 shares of our common stock under this prospectus.

     Our common stock is listed on the Nasdaq National Market under the symbol "LIFC". On October 26, 2000, the closing price of the common stock on the Nasdaq National Market was $3.8125 per share.


                              _____________________

     THE SHARES OF COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              _____________________

              The date of this prospectus is _______________, 2000.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----

The Company . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . .    4

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

Special Note Regarding Forward-Looking Statements. . . . . . . . . . . . .   17

Where You Can Find More Information. . . . . . . . . . . . .  . . . . . . .  17

Use of Proceeds. . . . . . . . . . . . .  . . . . . . . . . . . . . . . . .  19

Selling Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                   THE COMPANY

     LifeCell Corporation develops and markets biologic solutions for the repair, replacement and preservation of human tissue. Our core technology removes all cells from the tissue and preserves the tissue without damaging the essential biochemical and structural components necessary for normal tissue regeneration. We currently market three products based on this technology:
AlloDerm(R) for the plastic reconstructive, burn and dental markets; Cymetra a version of AlloDerm(R) for the plastic reconstructive and dermatology markets; and Repliform for the urology and gynecology markets. Our product development programs include the use of small diameter blood vessel grafts produced by us as an alternative to blood vessel grafts taken from the patient, orthopedic applications of our technology, and ThromboSol , a formulation for extended storage of platelets.

     We were incorporated in the State of Delaware in 1992 as the successor to a Delaware corporation that was incorporated in 1986. Our address is 1 Millennium Way, Branchburg, New Jersey 08876 and our phone number is (908) 947-1100.

                                  RISK FACTORS

     You should carefully consider these risk factors in addition to our financial statements. In addition to the following risks, there may also be risks that we do not yet know of or that we currently think are immaterial that may also impair our business operations. If any of the following risks occur, our business, financial condition or operating results could be adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A HISTORY OF OPERATING LOSSES AND A SUBSTANTIAL ACCUMULATED EARNINGS DEFICIT AND WE MAY CONTINUE TO INCUR LOSSES.

     Since our inception in 1986, we have generated only limited revenues from product sales and have incurred substantial net losses of approximately:

     -     $6.1  million  for  the  year  ended  December  31,  1997;
     -     $7.3  million  for  the  year  ended  December  31,  1998;
     -     $9.2  million  for  the  year  ended  December  31,  1999;
     -     $4.2  million  for  the  six  months  ended  June  30,  1999;  and
     -     $3.3  million  for  the  six  months  ended  June  30,  2000.

At June 30, 2000, we had an accumulated deficit of approximately $58.0 million. We expect to incur additional operating losses as well as negative cash flow from operations in the short term as we continue to expand our marketing efforts with respect to our current products and to continue our product development programs. Our ability to increase revenues and achieve profitability and positive cash flows from operations will depend on:

     - increased market acceptance and sales of AlloDerm, Repliform and Cymetra; and

     -    commercialization of products under development.

We  may  not  achieve  profitability  and  positive  cash flows from operations.

WE MAY NEED ADDITIONAL CAPITAL TO MARKET OUR CURRENT PRODUCTS AND TO DEVELOP AND COMMERCIALIZE NEW PRODUCTS AND IT IS UNCERTAIN WHETHER SUCH CAPITAL WILL BE AVAILABLE.

     We  intend  to  expend  funds  for:

     -     product  research  and  development;

     -     expansion  of  sales  and  marketing  activities;

     -     product  education  efforts;  and

     - other working capital and general corporate purposes, including potential acquisitions of complementary technologies or products.

     We may need additional capital, depending on:

     -    the costs and progress of our research and development efforts;

     -    the number and types of product development programs undertaken;

     -    the costs and timing of expansion of sales and marketing activities;

     -    the costs and timing of expansion of manufacturing capacity;

     -    the amount of revenues from sales of our existing and new products;

     - changes in, termination of, and the success of existing and new distribution arrangements;

     - the cost of maintaining, enforcing and defending patents and other intellectual property rights;

     -    competing technological and market developments; and

     - developments related to regulatory and third-party reimbursement matters.


     We expect that our current resources, including the funds received in our private placement in October 2000, will satisfy our cash needs for at least the next 12 months. We are currently incurring negative cash flow from operations, but such amounts are less than in prior quarters and we expect such amounts to continue to decrease in the near future. However, operating and other expenses incurred by us could increase because of the factors set forth above. As a result, we may need additional capital to operate our business sooner than expected. We have no commitments for any future funding and there can be no assurance that we will be able to obtain additional financing in the future from either debt or equity financings, bank loans, collaborative arrangements or other sources on terms acceptable to us, or at all. If adequate funds are not available, we expect that we will be required to delay, scale back or eliminate one or more of our product development programs. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve significant restrictive covenants. Collaborative arrangements, if necessary to raise additional funds, may require us to relinquish our rights to certain of our technologies, products or marketing territories.

IF THE FDA IMPOSES MEDICAL DEVICE OR OTHER REGULATIONS THAT AFFECT OUR PRODUCTS, THE COSTS OF DEVELOPING, MANUFACTURING AND MARKETING OUR PRODUCTS WILL BE INCREASED.

     The FDA generally permits transplanted human tissue to be commercially distributed without obtaining prior FDA approval of the product. In contrast, products regulated as medical devices usually require such approval. In 1996, the FDA determined that AlloDerm used for the repair or replacement of damaged or inadequate integumental tissue, tissue that lines or covers the body and its compartments or cavities, would be regulated as transplanted human tissue. On that basis, we began commercial distribution of this product for the treatment of burns, periodontal surgery and plastic reconstructive surgery procedures, without prior FDA approval. In its decision with respect to the regulation of AlloDerm, the FDA stated that the regulatory status of any different uses, such as a void filler for soft tissue, for cosmetic augmentation procedures or as a wound healing agent, would need to be determined on a case-by-case basis.

     In  recent  months,  we  began  marketing:

     - Cymetra, a version of AlloDerm in a particulate form, for non-surgical plastic reconstructive procedures; and

     - Repliform, a version of AlloDerm, for urological and gynecological surgical procedures.

Cymetra is used for the correction of soft tissue deficits, such as acne or other depressed scars, and to restore tissue loss from disease. Repliform is used as a bladder sling for the treatment of urinary incontinence and for the repair of pelvic floor defects. We believe that both Cymetra and Repliform are forms of AlloDerm that are used for the repair or replacement of damaged or inadequate integumental tissue and that these products meet the regulatory definition of human tissue. We also believe that Cymetra and Repliform have not been manipulated in such a way that would require regulation as a medical device. As a result, we have not sought a determination from the FDA as to whether these products are medical devices. There is a risk that the FDA could determine that AlloDerm, Repliform or Cymetra should be regulated as a medical device. If so, the FDA could require us to:

     -     cease  marketing  and/or  recall  product  already  sold;  and/or

     -     seek  FDA  approval  for  these  products.

The process of obtaining FDA approval may be expensive, lengthy and unpredictable. We anticipate that it could take from one to three years to obtain such approval. We do not know if such approval could be obtained in a timely fashion, or at all, or if the FDA would require extensive supporting clinical data. In addition, the FDA also could seek to impose enforcement sanctions for marketing these products without FDA approval and could require us to cease marketing and/or recall products already sold.

     In the United States, devices and biologics, such as ThromboSol, our proposed blood cell preservation product, must be:

     -    manufactured in registered establishments; and

     - produced in accordance with the Quality System Regulation for medical devices or Good Manufacturing Practice regulation for biologics.

If any of our products are regulated as devices or biologics, we will be required to comply with Quality System Regulation or Good Manufacturing Practice regulation. We anticipate that it could take us up to one year, or longer, to achieve compliance with these regulations during which time the FDA could require us to cease marketing and/or recall product already sold. In addition, our manufacturing facility:

     - would need to be registered as a medical device manufacturing site with the FDA; and

     -    would be subject to inspection by the FDA.

As a result, our manufacturing and compliance costs would increase and our products would be subject to more comprehensive development, testing, monitoring and validation standards.

     The FDA requires producers of biologic products to obtain FDA licensing prior to commercialization in the United States. To obtain licensing approval for these products, we must submit proof of their safety, purity and potency. Testing, preparation of necessary applications and the processing of those applications by the FDA is expensive and time consuming. We do not know if the FDA will act favorably or quickly in making such reviews, and significant difficulties or costs may be encountered by us in our efforts to obtain FDA licenses. The FDA may also place conditions on licenses that could restrict commercial applications of such products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Delays imposed by the FDA licensing process may materially reduce the period during which we have the exclusive right to commercialize patented products.


     In addition, there can be no assurance that the various states in which our products are sold will not impose additional regulatory requirements or marketing impediments on our products.

THE FDA CAN IMPOSE CIVIL AND CRIMINAL ENFORCEMENT ACTIONS AND OTHER PENALTIES ON US IF WE FAIL TO COMPLY WITH STRINGENT FDA REGULATIONS AT OUR TISSUE FACILITIES.

     Failure to comply with any applicable FDA requirements could result in civil and criminal enforcement actions and other fines and penalties that would increase our expenses and adversely affect our cash flows. Tissue establishments must engage in:


     -     donor  screening;

     -     infectious  disease  testing;  and

     -     stringent  record  keeping.

As a result, our involvement in the processing and distribution of human tissue requires us to ensure that proper donor screening and infectious disease testing are done appropriately and conducted under strict procedures. In addition, we must maintain records, which are available for FDA inspectors documenting that the procedures were followed. The FDA has authority to conduct inspections of tissue establishments and to detain, recall, or destroy tissue if the procedures were not followed or appropriate documentation is not available. Labeling and promotional activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. From time to time, the FDA may modify such requirements, imposing additional or different requirements which may require us to alter our business methods.

THE NATIONAL ORGAN TRANSPLANT ACT COULD BE INTERPRETED IN A WAY THAT COULD REDUCE OUR REVENUES AND PROFITABILITY.

     The National Organ Transplant Act prohibits the acquisition, receipt or transfer of certain human organs, including skin and heart valves and blood vessel grafts, for valuable consideration, but permits the payment of reasonable expenses associated with the removal, transportation, processing, preservation, quality control and storage of human tissue and skin. We include in our AlloDerm, Repliform and Cymetra pricing structure certain of the educational costs and reasonable processing expenses. The National Organ Transplant Act payment allowances may be interpreted to exclude recovery of educational costs and processing expenses.

WE ARE SUBJECT TO VARYING AND EXTENSIVE REGULATION BY FOREIGN GOVERNMENTS WHICH CAN BE COSTLY, TIME CONSUMING AND SUBJECT US TO UNANTICIPATED DELAYS.

     The regulation of our products outside the United States varies by country. Certain countries regulate our products as a pharmaceutical product, requiring us to make extensive filings and obtain regulatory approvals before selling our product. Certain countries classify our products as transplant tissue but may restrict its import or sale. Other countries have no applicable regulations regarding the import or sale of products similar to our products, creating uncertainty as to what standards we may be required to meet.

     AlloDerm currently is being distributed in Brazil, Italy, Korea, Mexico, Taiwan, the Netherlands and the United Kingdom and we are pursuing clearance to distribute Cymetra in Brazil and Korea. The uncertainty of the regulations in each country may delay or impede the marketing of AlloDerm or Cymetra and other products in the future or impede our ability to negotiate distribution arrangements on favorable terms. Certain foreign countries have laws similar to the National Organ Transplant Act. These laws may restrict the amount that we can charge for our products and may restrict our ability to export or distribute our products to licensed not-for-profit organizations in those countries. Noncompliance with foreign country requirements may include some or all of the risks associated with noncompliance with FDA regulation as well as other risks.

INCREASING OUR REVENUES AND ACHIEVING PROFITABILITY WILL DEPEND ON OUR ABILITY TO INCREASE MARKET PENETRATION OF OUR CURRENT PRODUCTS AND TO DEVELOP AND COMMERCIALIZE NEW PRODUCTS.

     Much of our ability to increase revenues and to achieve profitability and positive cash flows from operations will depend on:

     -    expanding the use and market penetration of our current products; and

     -    the successful introduction of our products in development.

Products based on our technologies represent new methods of treatment. Physicians will not use our products unless they determine that the clinical benefits to the patient are greater than those available from competing products or therapies. Even if the advantage of our products is established as clinically significant, physicians may not elect to use such products for any number of reasons. Consequently, physicians, health care payers and patients may not accept our current products or products under development. Broad market acceptance of our products may require the training of numerous physicians and clinicians, as well as conducting or sponsoring clinical studies to demonstrate the benefits of such products. The amount of time required to complete such training and studies could result in a delay or dampening of such market acceptance. Moreover, health care payers' approval of reimbursement for our products in development may be an important factor in establishing market acceptance.

     We may be required to undertake time-consuming and costly development activities and seek regulatory clearance or approval for new products. Although we have conducted animal studies on many of our products under development which indicate that the product may be feasible for a particular application, results obtained from expanded studies may not be consistent with earlier trial results or be sufficient for us to obtain any required regulatory approvals or clearances. The completion of the development of any of our products under development remains subject to all the risks associated with the commercialization of new products based on innovative technologies, including:

     -    unanticipated technical or other problems;

     -    manufacturing difficulties; and

     - the possible insufficiency of the funds allocated for the completion of such development.

WE ARE HIGHLY DEPENDENT UPON SALES OF OUR PRODUCTS THROUGH BOSTON SCIENTIFIC, OBAGI MEDICAL PRODUCTS AND OUR OTHER INDEPENDENT AGENTS TO GENERATE OUR REVENUES.

     We  have  engaged:

     - Boston Scientific Corporation as our exclusive worldwide sales and marketing representative for Repliform for use in the urology and gynecology markets; and

     - Obagi Medical Products, Inc. as the exclusive sales and marketing representative of Cymetra for office-based dermatologists and plastic surgeons.

We have granted other distributors exclusive distribution rights and may grant additional exclusive distribution rights in the future. During the year ended December 31, 1999 and six months ended June 30, 2000, sales of our products through independent agents and distributors represented approximately 18% and 46%, respectively, of our total product revenues. During such periods, sales of our products through Boston Scientific and Obagi represented approximately 4% and 33%, respectively, of our total product revenues. We expect sales of our products through such independent agents to continue to increase as a percentage of total revenues. If an exclusive agent, especially Boston Scientific or Obagi, fails adequately to promote, market and sell our products, our revenues could be adversely affected until a replacement agent or distributor could be retained by us. Finding replacement agents and distributors could be a time consuming process during which our revenues could be negatively impacted.

WE DEPEND HEAVILY UPON A LIMITED NUMBER OF SOURCES OF HUMAN TISSUE AND ANY INTERRUPTION IN THE AVAILABILITY OF HUMAN TISSUE WOULD INTERFERE WITH OUR ABILITY TO PROCESS AND DISTRIBUTE OUR PRODUCTS.


     Our business is dependent on the availability of donated human tissue. In 1999, we received all of our human tissue from 19 United States tissue banks. We estimate that there are at least 100 tissue banks in the United States. Although we have established what we believe to be adequate sources of donated human tissue to satisfy the expected demand for our products in the foreseeable future, we cannot be sure that donated human tissue will continue to be available at current levels or will be sufficient to meet our needs. If our current sources can no longer supply human tissue or our requirements for human tissue exceed their current capacity, we may not be able to locate other sources. Any significant interruption in the availability of human tissue would likely cause us to slow down the processing and distribution of our products.


     We have performed limited activities to develop products using animal tissue as a substitute for donated human tissue. If successfully developed, animal tissue could replace the need for human tissue as a raw material. There can be no assurance that:

     -    animal tissue products can be successfully developed;

     - development and required regulatory approvals could result in timely replacement of human tissue used by us in the event of a reduced supply of human tissue; or

     -    the cost of such animal tissue would not increase our expenses.

NEGATIVE PUBLICITY CONCERNING THE USE OF DONATED HUMAN TISSUE IN COSMETIC PROCEDURES COULD REDUCE THE DEMAND FOR OUR PRODUCTS AND MAY NEGATIVELY IMPACT THE SUPPLY OF AVAILABLE DONOR TISSUE.

     Although we do not promote the use of Cymetra or AlloDerm for cosmetic applications, clinicians may use our products in applications or procedures that may be considered "cosmetic." Negative publicity concerning the use of donated human tissue in cosmetic procedures could reduce the demand for our products or negatively impact the willingness of families of potential donors to agree to donate tissue.

THE BIOMEDICAL FIELD WHICH WE ARE IN IS HIGHLY COMPETITIVE AND SUSCEPTIBLE TO RAPID CHANGE AND SUCH CHANGES COULD RENDER OUR PRODUCTS OBSOLETE.

     The biomedical field is undergoing rapid and significant technological change. Our success depends upon our ability to develop and commercialize efficient and effective products based on our technologies. There are many companies, including Regeneration Technologies, Inc., Collagenesis, Inc., Cook, Inc., and its affiliates, Organogenesis, Inc., Advance Tissue Sciences, Inc. and Integra Life Sciences Holdings Corporation, and academic institutions, including Rice University, The University of Pittsburgh and Georgia Institute of Technology, that are capable of developing products based on similar technology, and that have developed and are capable of developing products based on other technologies, which are or may be competitive with our products. Many of these companies and academic institutions are well-established, and have substantially greater financial and other resources, research and development capabilities and more experience in conducting clinical trials, obtaining regulatory approvals, manufacturing and marketing than we do. These companies and academic institutions may succeed in developing competing products that are more effective than our products, or that receive government approvals more quickly than our products, which may render our products or technology uncompetitive, uneconomical or obsolete.


THE  ABILITY  TO  OBTAIN  THIRD-PARTY REIMBURSEMENT FOR THE COSTS OF NEW MEDICAL
TECHNOLOGIES  IS  LIMITED.

     Generally, hospitals, physicians and other health care providers purchase products, such as the products being sold or developed by us, for use in providing care to their patients. These parties typically rely on third-party payers, including:

     -    Medicare;

     -    Medicaid;

     -    private  health  insurance;  and

     -    managed  care  plans

to reimburse all or part of the costs of acquiring those products and costs associated with the medical procedures performed with those products. Third-party payers have adopted cost control measures in recent years that have had and may continue to have a significant effect on the purchasing practices of many health care providers, generally causing them to be more selective in the purchase of medical products. Significant uncertainty exists as to the reimbursement status of newly approved health care products. We believe that certain third-party payers provide reimbursement for medical procedures at a specified rate without additional reimbursement for products, such as those being sold or developed by us, used in such procedures. Adequate third-party payer reimbursement may not be available for us to maintain price levels sufficient for realization of an appropriate return on our investment in developing new products. In addition, government and other third-party payers continue to refuse, in some cases, to provide any coverage for uses of approved products for indications for which the FDA has not granted marketing approval. The FDA has not granted marketing approval for many uses of AlloDerm and there can be no assurance that the FDA will approve such uses. Further, certain of our products are used in medical procedures that typically are not covered by third-party payers or for which patients sometimes do not obtain coverage. These and future changes in third-party payer reimbursement practices regarding the procedures performed with our products could adversely affect the market acceptance of our products.

OUR SUCCESS DEPENDS ON THE SCOPE OF OUR INTELLECTUAL PROPERTY RIGHTS AND NOT INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS. THE VALIDITY, ENFORCEABILITY AND COMMERCIAL VALUE OF THESE RIGHTS ARE HIGHLY UNCERTAIN.

     Our ability to compete effectively with other companies is materially dependent upon the proprietary nature of our technologies. We rely primarily on patents and trade secrets to protect our technologies. We currently license:

     - the exclusive right to nine United States patents and related foreign patents; and

     -    non-exclusive rights to 14 patents.

In  addition,  we:

     - have been issued one United States design patent and five United States utility patents, and

     -    have seven United States patent applications pending.

Third parties may seek to challenge, invalidate, circumvent or render unenforceable any patents or proprietary rights owned by or licensed to us based on, among other things:

     -    subsequently discovered prior art;

     -    lack  of   entitlement   to  the  priority  of  an  earlier,   related
          application; or

     - failure to comply with the written description, best mode, enablement or other applicable requirements.

     In general, the patent position of biotechnology and medical product firms is highly uncertain, still evolving and involves complex legal, scientific and factual questions. We are at risk that:

     - other patents may be granted with respect to the patent applications filed by us; and

     - any patents issued or licensed to us may not provide commercial benefit to us or will be infringed, invalidated or circumvented by others.

     The United States Patent and Trademark Office currently has a significant backlog of patent applications, and the approval or rejection of patents may take several years. Prior to actual issuance, the contents of United States patent applications are generally not made public. Once issued, such a patent would constitute prior art from its filing date, which might predate the date of a patent application on which we rely. Conceivably, the issuance of such a prior art patent, or the discovery of "prior art" of which we are currently unaware, could invalidate a patent of ours or our licensor or prevent commercialization of a product claimed thereby.

     Although we generally conduct a cursory review of issued patents prior to engaging in research or development activities, we may be required to obtain a license from others to commercialize any of our new products under development. If patents that cover our existing or new products are issued to other companies, there can be no assurance that any necessary license could be obtained on favorable terms or at all.

     There can be no assurance that we will not be required to resort to litigation to protect our patented technologies or other proprietary rights or that we will not be the subject of additional patent litigation to defend our existing or proposed products or processes against claims of patent infringement or other intellectual property claims. Any of such litigation could result in substantial costs and diversion of our resources.

     We also have applied for patent protection in several foreign countries. Because of the differences in patent laws and laws concerning proprietary rights, the extent of protection provided by United States patents or proprietary rights owned by or licensed to us may differ from that of their foreign counterparts.

     We may decide for business reasons to retain certain knowledge that we consider proprietary as confidential and elect to protect such information as a trade secret, as business confidential information or as know-how. In that event, we must rely upon trade secrets, know-how and continuing technological innovation to maintain our competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise gain access to or disclose such information.

WE ARE EXPOSED TO PRODUCT LIABILITY CLAIMS FOR WHICH OUR PRODUCT LIABILITY INSURANCE MAY BE INADEQUATE.

     Our business exposes us to potential product liability risks which are inherent in the testing, manufacturing and marketing of medical products. We cannot assure that:

     -    our  insurance  will  provide  adequate   coverage  against  potential
          liabilities;

     - adequate product liability insurance will continue to be available in the future; or

     -    our insurance can be maintained on acceptable terms.


The obligation to pay any product liability claim in excess of whatever insurance we are able to acquire would increase our expenses.

     We use donated human tissue as the raw material for some of our products. The non-profit organizations that supply such tissue are required to follow FDA regulations and guidelines published by the American Association of Tissue Banks to screen donors for potential disease transmission. Such procedures include donor testing for certain viruses, including HIV. Our manufacturing process also has been demonstrated to inactivate concentrated suspensions of HIV in tissue. While we believe such procedures are adequate to reduce the threat of disease transmission, there can be no assurance that:

     -    our products will not be associated with transmission of disease; or

     - a patient otherwise infected with disease would not erroneously assert a claim that the use of our products resulted in the disease transmission.

Any such transmission or alleged transmission could have a material adverse effect on our ability to manufacture or market our products and could result in litigation.


OUR FAILURE TO COMPLY WITH REGULATIONS REGARDING DISPOSAL OF HAZARDOUS MATERIALS COULD RESULT IN THE IMPOSITION OF PENALTIES, FINES OR SANCTIONS.

     Our research and development and processing techniques generate waste that is classified as hazardous by the United States Environmental Protection Agency, the Texas Natural Resources Commission and the New Jersey Natural Resources Commission. We segregate such waste and dispose of it through licensed hazardous waste transporters. Although we believe we are currently in compliance in all material respects with applicable environmental regulations, our failure to comply fully with any such regulations could result in the imposition of penalties, fines or sanctions.

WE ARE A PARTY TO PENDING LITIGATION AND ADVERSE RESULTS OF SUCH LITIGATION MATTER COULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We were a party to litigation in the Superior Court of California, San Bernardino County, Central District, captioned Ann Regner, et al., on behalf of themselves and others similarly situated, v. Inland Eye & Tissue Bank of Redlands, et al. The complaint was brought as a class action on behalf of all close family members of deceased persons whose tissues were collected, processed, stored or distributed in California. The complaint alleged that tissue banks routinely fail to obtain proper informed consent from family members when soliciting the donation of human tissue for transplant. The complaint also alleged that the defendants, including us, make profits from the storing, processing, and distribution of human tissue in contravention of California law. Plaintiffs' application for a preliminary injunction seeking to enjoin the defendants, including us, from doing business in California was denied in June 2000 and the complaint was voluntarily dismissed in September 2000. Later that month, a new complaint, with substantially similar allegations about profiting from the storing, processing and distribution of human tissue, but without the class action allegations was filed in Los Angeles County. The plaintiff seeks injunctive relief, disgorgement of illegal profits, restitution, statutory penalties, fines and attorney's fees. We have not yet been served with that complaint.

     If served, we intend to vigorously defend such action, which we believe is without merit. Our defense of such action could result in substantial costs and diversion of our resources.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by use of terms such as "may," "will," "should," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent our management's judgment regarding future events. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. All statements other than statements of historical fact included in this prospectus regarding our financial position, business strategy, products, products under development and clinical trials, markets, budgets, plans, or objectives for future operations are forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the statements under "Risk Factors" set forth above.


                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Exchange Act. We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the following locations:

                -     Main  Public  Reference  Room
                      Judiciary  Plaza  Building
                      450  Fifth  Street,  N.W.
                      Washington,  D.C.  20549

                -     Regional  Public  Reference  Room
                      75  Park  Place,  14th  Floor
                      New  York,  New  York  10007

     You may obtain information on the operation of the SEC's public reference rooms by calling 1-800-SEC-0330. We are required to file these documents with the SEC electronically. You can access the electronic versions of these filings at the SEC's website, located at www.sec.gov.
                                       ------------

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding LifeCell and its common stock, including certain exhibits. You can get a copy of the registration statement from the SEC at the address listed above or from its web site.

     The SEC allows us to "incorporate" into this prospectus information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. For further information about the Company and our common stock, you should refer to the registration statement and the following documents which we are incorporating by reference except to the extent information in those documents is different from the information contained in this prospectus:


     - Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 29, 2000;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 12, 2000;

     - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the SEC on July 31, 2000 as amended on a Quarterly Report on Form 10-Q/A filed with the SEC on October 27, 2000;

     - Our Current Reports on Form 8-K filed with the SEC on July 7, 2000, September 6, 2000 and September 26, 2000;


     -    Our  definitive  Proxy  Statement  for  our  2000  Annual  Meeting  of
          Stockholders filed on Schedule 14A filed with the SEC on April 28, 2000;

     - The description of our common stock set forth in our registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and declared effective by the SEC on February 27, 1992 and any amendment or report filed for the purpose of updating such description; and

     - All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus until we terminate the offering of these shares.

     We will provide without charge to each person, including any beneficial owner of common stock to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: LifeCell Corporation, 1 Millennium Way, Branchburg, NJ 08876, Attention: Secretary (telephone (908) 947-1106).

     You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders.

                              SELLING STOCKHOLDERS

     The shares are being registered to permit public secondary trading of the shares, and the selling stockholders, or their pledgees, donees, transferees or other successors-in interest, may offer all or any portion of the shares for resale from time to time. See "Plan of Distribution."

     We have filed with the Commission under the Securities Act a registration statement on Form S-3, of which this prospectus forms a part, relating to the resale of the shares. We have agreed to pay expenses in connection with the registration and sale of the shares being offered by the selling stockholders. See "Plan of Distribution."

Agreements  with  the  Selling  Stockholders
--------------------------------------------

     On September 1, 2000, we and the selling stockholders, other than Medtronic, Inc., entered into a series of purchase agreements under which we sold 2,500,000 shares of our common stock to such selling stockholders in a private placement. In consideration for the issuance of the common stock, such selling stockholders paid us an aggregate of $10,000,000 in cash. We are registering the shares of common stock purchased by such selling stockholders as a condition to the purchase of such shares of common stock.

     In March 1994, we entered into a License and Development Agreement with Medtronic, Inc. to jointly develop our heart valve products. Under the agreement, Medtronic paid us an initial $1.5 million license fee. Under the agreement, Medtronic funded a part of our cost of research and development, had the exclusive right to market any resulting commercial products and agreed to pay us royalties on sales of products covered by the agreement. During 1996, 1997 and 1998, Medtronic funded $546,460, $217,854 and $59,519 of our research and development costs. In December 1998, we and Medtronic mutually agreed to terminate the agreement and we regained all rights to our cardiovascular technology. As a result of the termination, we issued 310,771 shares of our common stock to Medtronic and granted Medtronic registration rights with respect to such shares of our common stock. James G. Foster, one of our directors, serves as a Vice President of Medtronic. Medtronic has exercised its right to require us to include these shares of common stock owned by Medtronic for resale in this offering.

     Based on information provided by the selling stockholders, the following table lists:

-    the name of the selling stockholders;

- the number of shares of common stock beneficially owned before the commencement of the offering;

- the number of shares of common stock offered for resale in this offering; and

- the number of shares and percentage of common stock owned after this offering, assuming the sale of all shares offered in this offering by each selling stockholder.

                               Number of
                               Shares of         Common  stock  beneficially
                                 Common           owned after the offering
                                 Stock            ------------------------
          Selling            Beneficially   Shares Being    Number    Percent of
       Stockholders              Owned        Offered     of Shares  Outstanding
---------------------------  -------------  ------------  ---------  ------------

Special Situations Fund
III, L.P.                         625,000        625,000          0            0

Special Situations Private
Equity Fund, L.P.                 412,500        412,500          0            0

Special Situations
Cayman Fund, L.P.                 212,500        212,500          0            0

HSBC Global Investor
Services, as Trustee for
Framlington Health Fund           512,500        512,500          0            0

Bay Star Capital, LP              300,000        300,000          0            0

Bay Star International,
Ltd.                               75,000         75,000          0            0

Foundation Partners, L.P.         137,500        137,500          0            0

Active Site Partners, L.P.         67,500         50,000     17,500            *

Meriken Nominees Ltd.              40,000         40,000          0            0

Ashton Partners                    35,000         35,000          0            0

Narragansett Offshore, Ltd.        28,500         28,500          0            0

Narragansett I, LP
                                   21,500         21,500          0            0
Lawrence S. Doyle                  25,000         25,000          0            0

Carl Goldfischer                   25,000         25,000          0            0

Medtronic, Inc.                 655,962(1)       310,771    345,191          2.1%

_____________________
*     Less  than  1%

(1) Includes 345,191 shares of common stock registered in the name of Bank of America. Medtronic has sole voting power with respect to these shares of common stock.

                              PLAN OF DISTRIBUTION

     The selling stockholders, their pledgees, donees, transferees or other successors-in-interest may from time to time, sell all or a portion of the shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these market prices or at negotiated prices.

     The selling stockholders may sell the shares by one or more of the following methods:

     - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     -    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     -    privately negotiated transactions;

     -    short sales;

     -    a combination of any such methods of sale; and

     -    any other method permitted pursuant to applicable law.

     The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of shares by the selling stockholders may depress the market price of our common stock since the number of shares which may be sold by the selling stockholders is relatively large compared to the historical average weekly trading of our common stock. Accordingly, if the selling stockholders were to sell, or attempt to sell, all of such shares at once or during a short time period, we believe such transactions could adversely affect the market price of our common stock.

     From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and can sell and deliver the shares in connection with any of these transactions or in settlement of securities loans. From time to time the selling stockholders may pledge their shares under margin provisions of their customer agreements with their brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares from time to time.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the sale. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions:

     -     in  the  over-the  counter  market  or  otherwise;

     -     at  prices  and  on  terms  then  prevailing at the time of sale;

     -     at  prices  then  related  to  the  then-current  market price; or

     -     in  negotiated  transactions.

     These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those shares commissions as described above. The selling stockholders may also sell the shares under Rule 144 under the Securities Act, rather than under this prospectus.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders will be required to pay commissions and brokerage expenses on their sales, if any.

     At the time a particular offer of shares is made, to the extent required, a supplement to this prospectus will be distributed which will identify and set forth the following:

     -    the  names  of  the  selling  stockholders;

     -    the  number  of  shares  being  sold;

     -    the  price;

     -    commissions  being  paid;

     -    that  there  has  been  no  investigation  by  broker-dealer;  and

     -    any  other  facts  material  to  the  transaction.

     The selling stockholders are subject to applicable provisions of the Exchange Act and the Commission's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     In order to comply with certain states' securities laws, if applicable, the selling stockholders may sell the shares in those jurisdictions only through registered or licensed brokers or dealers. In certain states the selling stockholders may not sell the shares unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.
                                  LEGAL MATTERS

     The validity of the securities offered hereby have been passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey.

                                     EXPERTS

     The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent certified public accountants, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

Prospective investors may rely only on the information contained in this prospectus. LifeCell Corporation has not authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.


                              LIFECELL CORPORATION


                        2,810,771 SHARES OF COMMON STOCK

                                   PROSPECTUS

                                 ________, 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The following table lists the expenses which will be incurred by the issuance and distribution of the common stock being registered.

                                            Expense
                                           ---------

Securities and Exchange Commission
  Registration Fee                            $3,641
Accounting Fees and Expenses                  25,000
Legal Fees and Expenses                       25,000
Miscellaneous                                  1,359
                                           ---------
Total                                       $ 55,000
                                           =========

          All of the above amounts, other than the SEC filing fee, are estimates only. All of the above expenses will be paid by the Company.

ITEM  15.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Section 145 of the Delaware General Corporation Law ("GCL") provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation in nonderivative suits for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In the case of criminal actions and proceedings, such person must have had no reasonable cause to believe his or her conduct was unlawful. Indemnification of expenses is authorized in stockholder derivative suits where such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and so long as he or she had not been found liable for negligence or misconduct in the performance of his or her duty to the corporation. Even in this latter instance, the court may determine that in view of all the circumstances such person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.

     Article Seventh (B) of the Company's Restated Certificate of Incorporation, as amended provides that:

          The Corporation shall indemnify any director or officer to the full extent permitted by Delaware law.

          Article  Seventh  (A)  of  the  Company's  Restated   Certificate   of
Incorporation, as amended provides that:

          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     Article X of the Company's Amended and Restated By-Laws provides that:

          Third Party Actions. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          Actions by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          Mandatory Indemnification. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 10.01 and 10.02, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          Determination of Conduct. The determination that a director, officer, employee or agent has met the applicable standard of conduct set forth in Sections 10.01 and 10.02 (unless indemnification is ordered by a court) shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

          Payment of Expenses in Advance. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article X.

          Indemnity Not Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to, the other sections of this
     Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Restated Certificate of Incorporation, any other by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

ITEM  16.  EXHIBITS

              The  following  exhibits  are  filed  as part of this Registration
              Statement:

4.1*          Restated  Certificate of Incorporation of the Company, as amended.

4.2**         By-laws  of  the  Company,  as  amended  and  restated.

4.3***        Form of Certificate evidencing ownership of the Company's Common
              Stock.

5.1+          Opinion  of  Lowenstein  Sandler  PC.


10.1+ Form of Purchase Agreement between the Company and the selling stockholders


23.1          Consent  of  Independent  Public  Accountants.

23.2+         Consent of  Lowenstein  SandlerPC  is  included  in  Exhibit  5.1.

_________________________
+    Previously filed
* Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998.

** Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996.

*** Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 33-44969).

ITEM  17.  UNDERTAKINGS

     The  undersigned  registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the
               information   set   forth   in   the   registration   statement.

               Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Branchburg on the 27th day of October, 2000.

                                   LIFECELL  CORPORATION

                                   /s/  Steven  T.  Sobieski
                                   ------------------------------
                                   By:  Steven  T.  Sobieski
                                     Vice  President  and  Chief
                                       Financial  Officer


     Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Name                                  Title                          Date
----                                  -----                          ----

*                                     President and Chief Executive  October 27, 2000
----------------------------------
Paul G. Thomas                        Officer and Director


/s/  Steven  T.  Sobieski             Vice President and             October 27, 2000
----------------------------------
Steven T. Sobieski                    Chief Financial Officer


*                                     Executive Vice President       October 27,  2000
----------------------------------
Stephen A. Livesey                    and Director


*                                     Director                       October 27,  2000
----------------------------------
Michael E. Cahr


*                                     Director                       October 27,  2000
----------------------------------
James G. Foster


*                                     Director                       October 27,  2000
----------------------------------
David A. Thompson


                                      II-6

*                                     Director                       October 27,  2000
----------------------------------
Peter D. Costantino


*                                     Director                       October 27,  2000
----------------------------------
K. Flynn McDonald


/s/  Steven  T.  Sobieski                                            October 27, 2000
----------------------------------
By:  Steven T. Sobieski
     Attorney-In-Fact